Exhibit 5.1

Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

January 7, 2011

Boston Private Financial Holdings, Inc.

Ten Post Office Square

Boston, Massachusetts 02109

Re:	Legality of Securities to be Registered Under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished in connection with your filing of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Boston Private Financial Holdings, Inc., a Massachusetts corporation (the “Company”), of the offer and sale from time to time of up to (i) 6,346,572 shares (the “2008 Private Placement Shares”) of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”), issued in a private placement that closed on July 22, 2008 (the “July 2008 Private Placement”); (ii) 1,084,450 shares (the “2010 Private Placement Shares”) of Common Stock issued in a private placement that closed on June 18, 2010; (iii) 5,383,891 shares of Common Stock (the “BP Holdco Warrant Shares”) issuable upon the exercise of the warrants (the “BP Holdco Warrants”) issued in connection with the 2008 Private Placement or upon the exercise of warrants (the “Transferee Warrants”) to purchase Common Stock that may be issued in connection with the exchange for an equal number of BP Holdco Warrants, as applicable; (iv) 59,174 shares of Common Stock (the “Morton Warrant Shares”) issuable upon the exercise of warrants (the “Morton Warrants”) to purchase Common Stock held by John Morton, III or upon the exercise of warrants (the “Morton Transferee Warrants”) to purchase Common Stock that may be issued in connection with the exchange for an equal number of Morton Warrants, as applicable; (v) 7,261,091 shares (the “Conversion Shares”) of Common Stock issuable upon the exercise of the Company’s Series B Non-Cumulative Perpetual Contingent Convertible Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”) or the Company’s Series B-1 Non-Cumulative Perpetual Contingent Convertible Preferred Stock, par value $1.00 per share (the “Series B-1 Preferred Stock”), as applicable; (vi) 401 shares of Series B Preferred Stock; (vii) 401 shares of Series B-1 Preferred Stock that may be issued in connection with the exchange for an equal number of shares of Series B Preferred Stock; (viii) the BP Holdco Warrants; (ix) the Morton Warrants; (x) the Transferee Warrants; and (xi) the Morton Transferee Warrants. The 2008 Private Placement Shares, the 2010 Private Placement Shares, the BP Holdco Warrant Shares, the Morton Warrant Shares, the BP Holdco Warrants, the Morton Warrants, the Transferee Warrants, the Morton Transferee Warrants, the Series B Preferred Stock, the Series B-1 Preferred Stock and the Conversion Shares are sometimes referred to collectively herein as the “Securities.”

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

Boston Private Financial Holdings, Inc.

January 7, 2011

The opinions expressed below are limited to the law of the Commonwealth of Massachusetts and the law of New York. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “blue sky” laws, or (ii) state or federal antitrust laws.

For purposes of the opinions expressed below, without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued shares of Common Stock, together with the total number of shares of Common Stock reserved for issuance upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security, the BP Holdco Warrants, the Morton Warrants, Transferee Warrants, the Morton Transferee Warrants, the Series B Preferred Stock or the Series B-1 Preferred Stock, as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s articles of organization, as then in effect.

Based on the foregoing, we are of the opinion that (i) the 2008 Private Placement Shares, the 2010 Private Placement Shares and the Series B Preferred Stock have been duly authorized and are validly issued, fully paid and non-assessable; (ii) the BP Holdco Warrant Shares, the Morton Warrant Shares, the Conversion Shares and the Series B-1 Preferred Stock have been duly authorized and if, as and when the BP Holdco Warrant Shares, the Morton Warrant Shares, the Conversion Shares and the Series B-1 Preferred Stock are issued in accordance with the terms of the BP Holdco Warrants, the Morton Warrants, the Transferee Warrants, the Morton Transferee Warrants, and the Series B Preferred Stock, as applicable, upon issuance (including delivery against payment therefore in accordance with the terms of the BP Holdco Warrants, the Morton Warrants, the Transferee Warrants and the Morton Transferee Warrants, as applicable), will be validly issued, fully paid and non-assessable; (iii) the BP Holdco Warrants and the Morton Warrants each constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity; and (iv) the Transferee Warrants and the Morton Transferee Warrants, when issued in accordance with the terms of the BP Holdco Warrants and the Morton Warrants, respectively, each will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP